Kewaunee Scientific Reports Results for Year and Fourth Quarter

STATESVILLE, N.C., June 24, 2014 /PRNewswire/ -- Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its fourth quarter and year ended April 30, 2014.

Fiscal Year 2014 Results
Net earnings for the year were $3,895,000, or $1.48 per diluted share, up from net earnings of $3,044,000, or $1.17 per diluted share, in the prior year. Sales for the year were $111,166,000, a decline of 5% from sales of $117,121,000 in the prior year, in large part due to delays in the required ship dates of a large international order.

The order backlog was $89.0 million at April 30, 2014, up from $80.2 million at April 30, 2013, as an increase in international orders more than offset a decline in domestic orders. The order backlog was $69.8 million at January 31, 2014.

A favorable product mix, lower operating costs, and the positive impact of the Company's purchase of the minority interest in its principal international subsidiary in the first quarter of the current year more than offset the impact of lower sales. The purchase of the minority interest in the subsidiary increased net earnings for the year by $475,000, or $0.18 per diluted share.

Sales from domestic operations for the year were $91,750,000, down 2% from sales of $93,519,000 in the prior year. The decline in domestic sales was attributable to the Company's successful strategy to improve product mix and margins. This strategy, which took full effect in the current year, resulted in the Company selling more laboratory projects through its expanding dealer network, with the Company providing the manufactured products and the dealers providing an increased portion of the project management, installation and other service activities. The domestic laboratory construction marketplace continued to be challenging during the year, as fewer project opportunities were available of all sizes, public and private, and pricing remained very competitive. Despite these challenges, the Company continued to have good success in winning projects and strengthening its position in the marketplace.

Sales from international operations for the year were $19,416,000, a decline of 18% from sales of $23,602,000 in the prior year, due to the international order mentioned above. The Company continues to successfully compete for a growing number of research projects in Asia and the Middle East. A large contract in the fourth quarter for a major petroleum company in Bangalore and two significant contracts during the year for projects in Thailand, a new geographic market for the Company, are excellent examples of this success.

Fourth Quarter Results
Net earnings for the fourth quarter were $979,000, or $0.37 per diluted share, as compared to earnings of $1,217,000, or $0.46 per diluted share, in the same period of the prior year. Earnings reflect the impact of lower sales, which was partially offset by lower operating expenses and an improved product mix during the quarter.

Sales for the fourth quarter were $27,052,000, down 15% from sales of $31,803,000 in the same period of the prior year. Sales from domestic operations were $21,072,000, down 15% from sales of $24,762,000 in the same period of prior year. A substantial portion of the decline in domestic sales was anticipated as part of the previously discussed strategy to sell more laboratory projects through the Company's dealer network. Sales from international operations were $5,980,000, down 15% from sales of $7,041,000 in the same period of the prior year.

Cash on hand at April 30, 2014 was $6,616,000, as compared to $6,502,000 at April 30, 2013, and working capital was $27,190,000, as compared to $25,115,000. Short term debt under the revolving credit facility was $2,939,000 at April 30, 2014, as compared to $6,653,000 at April 30, 2013, and long-term debt was $4,613,000, as compared to $3,467,007. The debt-to-equity ratio at year end was .23-to-1, as compared to .33-to-1 at April 30, 2013. In the first quarter of the current year, the Company entered into a new 3-year unsecured $20 million revolving credit facility, which replaced its existing $15 million facility.

"Fiscal year 2014 was a year of solid performance by our Associates in many important areas," said David M. Rausch, Kewaunee's Chief Executive Officer. "Earnings for the year were above our targets, both domestically and internationally, and strong international incoming orders allowed us to build on our order backlog. I am extremely pleased with the performance achieved throughout our organization, both domestically and internationally. Our Associates in Statesville continue to do an excellent job controlling manufacturing and operating costs, which increases our competitiveness in a cost-sensitive marketplace. We also continue to strengthen our relationships with laboratory planners and architects. Our international team continues to make excellent progress winning projects, expanding and strengthening the Kewaunee sales organization, and strengthening the Kewaunee brand name globally.

"Looking forward to fiscal year 2015, I expect our progress to continue. Our new products and strong relationships with customers, laboratory planners, and architects have Kewaunee positioned as the leader in the domestic laboratory construction marketplace. In the international marketplace, we begin the year with a strong order backlog, a larger international reach, and an increasing number of international project opportunities."

Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin worksurfaces and sinks. Healthcare furniture products include laminate casework, storage systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore, India, and China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, competitive and general economic conditions, both domestically and internationally; changes in customer demands; dependence on customers' required delivery schedules; risks related to fluctuations in the Company's operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; and acts of terrorism, war, governmental action, natural disasters and other Force Majeure events. Additional information concerning these and other factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
	Three months ended		Years ended
	April 30,		April 30,
	2014	2013	2014	2013
	(Unaudited)
Net sales	$ 27,052	$ 31,803	$ 111,166	$ 117,121
Cost of products sold	21,200	25,024	89,134	94,863
Gross profit	5,852	6,779	22,032	22,258
Operating expenses	4,392	4,776	16,068	16,981
Operating earnings	1,460	2,003	5,964	5,277
Other income	130	46	395	306
Interest expense	(97)	(67)	(373)	(362)
Earnings before income taxes	1,493	1,982	5,986	5,221
Income tax expense	478	578	1,983	1,540
Net earnings	1,015	1,404	4,003	3,681
Less: net earnings attributable to
the noncontrolling interest	36	187	108	637
Net earnings attributable to
Kewaunee Scientific Corporation	$ 979	$ 1,217	$ 3,895	$ 3,044

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.37	$ 0.47	$ 1.49	$ 1.18
Diluted	$ 0.37	$ 0.46	$ 1.48	$ 1.17

Weighted average number of common
shares outstanding
Basic	2,617	2,591	2,608	2,587
Diluted	2,654	2,613	2,634	2,600

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)
	April 30,	April 30,
	2014	2013
Assets
Cash and cash equivalents	$ 6,248	$ 5,811
Restricted Cash	368	691
Receivables, less allowances	23,473	25,884
Inventories	11,938	13,203
Prepaid expenses and other current assets	1,326	1,641
Total Current Assets	43,353	47,230
Property, plant and equipment, net	14,570	15,098
Other assets	4,794	6,414
Total Assets	$ 62,717	$ 68,742

Liabilities and Equity
Short-term borrowings and interest rate swaps	$ 3,150	$ 6,997
Current portion of long-term debt	421	200
Accounts payable	8,542	10,406
Other current liabilities	4,050	4,512
Total Current Liabilities	16,163	22,115
Other non-current liabilities	12,330	12,934
Total Liabilities	28,493	35,049
Noncontrolling interest	265	2,017
Kewaunee Scientific Corporation equity	33,959	31,676
Total Equity	34,224	33,693
Total Liabilities and Stockholders' Equity	$ 62,717	$ 68,742

Contact:	D. Michael Parker
704/871-3290